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EXHIBIT 10.28

                                    AGREEMENT

          AGREEMENT, effective as of August 10, 2001 (the "AGREEMENT") among Eileen Kamerick ("EXECUTIVE"), Victor J. Heckler ("SPOUSE"), United Stationers Inc. (the "COMPANY") and United Stationers Supply Co. ("SUPPLY").

          WHEREAS, the Executive, the Company and Supply are parties to an Employment Agreement, dated as of July 31, 2000 pursuant to which the Company and Supply have employed the Executive as Chief Financial Officer and Executive Vice President (the "EMPLOYMENT AGREEMENT");

          WHEREAS, the parties desire to terminate the Employment Agreement effective as of the date hereof;

          WHEREAS, Executive desires to continue to be employed, and the Company and Supply desire to continue to employ Executive, for a limited period of time pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, Spouse, the Company and Supply hereby agree as follows:

     1. DATE OF TERMINATION OF EMPLOYMENT AGREEMENT: The parties hereby agree to terminate the Employment Agreement in accordance with the provisions hereof as of the date first set forth above (the "AGREEMENT TERMINATION DATE").

     2. DUTIES; BONUS PAYMENT; TERMINATION OF BENEFITS: (a) From the date hereof until the earlier of receipt of notice from the Company or September 6, 2001 (the "END DATE"), Executive shall continue to render services as the Chief Financial Officer and Executive Vice President of the Company, reporting to the Chief Executive Officer, and, in accordance with the authority and direction of the Chief Executive Officer, the boards of directors of the Company and Supply (each, a "BOARD"), and shall render such operational, administrative and other services to the Company and Supply not inconsistent with duties assigned to Executive prior to the date of this Agreement as may be required of such position or as the Chief Executive Officer or either Board may from time to time direct. Prior to the End Date, Executive shall be available at all reasonable times for consultation with both Boards on matters relating to the Company's or its affiliates' business. Executive shall, during normal working hours and at such other times as Executive's duties may reasonably require, devote her best efforts and substantially all of her time and attention (except for reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. In addition, Executive acknowledges that the Company is engaged in preparing a financial and operational restructuring plan contemplating, among other things, a reduction in costs

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and workforce (the "RESTRUCTURING PLAN"). Executive further acknowledges and agrees that prior to the End Date, she shall assist in the preparation of the Restructuring Plan, although she will continue to perform the other duties and responsibilities normally performed by those in commensurate positions. Therefore, it is expected that until the End Date she shall be on the premises of the executive offices of the Company and actively engaged in such activities during normal working hours, unless her duties require offsite meetings or absences are otherwise reasonably required, including, without limitation, to the extent that she is expressly asked to do so, meetings with investors or potential investors in the Company. Executive further agrees to and does hereby resign effective as of the End Date (or earlier, if so requested by the Company) from any appointments or positions which she may hold with the Company or any of its direct or indirect subsidiaries, including, without limitation, her position as an officer or director of the Company and each of its direct or indirect subsidiaries. Executive agrees to execute, promptly upon request and without further consideration, all further documents which the Company may request of her to effectuate such resignations. Executive and Company agree that following the End Date, Executive shall, as is reasonably necessary, assist the Company in a smooth transition of her responsibilities to her successor and make herself reasonably available from time to time following the End Date for consultation with the Boards, any committee thereof, any Company officers and senior members of the Company's finance and accounting staffs in order to assist them in the completion of the Restructuring Plan.

     (b) On the End Date, Executive shall be paid $150,000 in cash (the "END DATE PAYMENT"). In addition to the End Date Payment, between the date hereof and the End Date, Executive shall receive a base salary on a per diem basis equal to $1,250.00 per full day of employment hereunder, payable in accordance with the Company's normal payment schedule for management employees.

          (c) On the End Date, subject to the foregoing and Section 3 hereof, all benefits under all plans, programs and/or arrangements of Company and/or Supply will terminate, except that Executive may have continuation or conversion rights under voluntary contributory term life insurance, medical insurance and accident insurance programs made available to executives of the Company. Executive agrees that the review of such insurance coverage, and any action to continue, or exercise conversion rights in respect of, such coverage is her sole responsibility and that neither the Company nor any direct or indirect subsidiary thereof shall have any liability or responsibility to Executive in connection herewith. Executive shall retain any vested benefits under the United Stationers Inc. 401(k) Savings Plan. In addition, on the End Date, Executive shall be paid an amount in cash equal to $1,250.00 per day times the number of Executive's accrued and unused vacation days in full consideration for all accrued and unused vacation days.

          (d) REIMBURSEMENT OF BUSINESS EXPENSES. Until the End Date, Executive is authorized to incur reasonable business expenses in carrying out her duties

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and responsibilities under this Agreement, and the Company shall reimburse her for all such business expenses reasonably incurred by her in connection with the carrying on of the business of the Company, subject to documentation in accordance with the Company's reimbursement policies, from time to time in effect. The Company agrees to reimburse Executive within thirty days after written submission, in accordance with the Company's practices and procedures, for all amounts owed for business-related expenses that were incurred by the Executive in accordance with the reimbursement policy of the Company.

     3. RESTRICTED SHARES; OPTIONS: (a) Pursuant to Executive's Employment Agreement, Executive was granted 11,500 shares of common stock of the Company (the "RESTRICTED SHARES"), subject to vesting as set forth therein. Executive and the Company agree that, as of the End Date, the Restricted Shares shall vest in their entirety and shall not be subject to any further restriction, other than restrictions imposed pursuant to applicable federal and state securities laws. On the End Date, the Company will deliver to the Executive a stock certificate, issued in her name, evidencing the Restricted Shares. The stock certificate delivered to her representing such Restricted Shares will not bear any restrictive legends, other than usual and customary legends in respect of restrictions under applicable federal and state securities laws. Upon delivery of such stock certificate, the Company will also deliver to Executive for cancellation that certain undated Stock/Bond Power previously executed by Executive in respect of the Restricted Shares and in favor of the Company. The Executive acknowledges and agrees that, as of the Agreement Termination Date,
(i) options to purchase an aggregate of 31,667 shares of Company common stock that were referenced in the Employment Agreement and granted October 2, 2000 have not vested and will lapse and be of no further force or effect and (ii) 60,000 deferred stock units granted pursuant to a Deferred Stock Unit Award Agreement dated as of June 20, 2001, have not vested and will lapse and be of no further force or effect. Executive acknowledges and agrees that she has no right in or to, nor has she been promised or granted, any other options, restricted shares or other equity-based compensation related to or based upon the Company's or any affiliate's common stock or other securities.

          (b) Executive acknowledges and agrees that she will remain an "affiliate" of the Company for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, for a period of three months following the End Date and that, prior to any sale of any Company common stock, she must comply in all respects with the requirements of Rule 144. In addition Executive acknowledges and agrees that she will not buy or sell any securities of the Company during any period in which she is privy to material information not generally disclosed to the public and that such material information may be contained in the Restructuring Plan.

     4. RETURN OF ITEMS AND DOCUMENTS: (a) Except as otherwise set forth in paragraph 4(b) hereof, Executive agrees that she will return to the Company, on the End Date, all Company property, including but without limitation, (i) the computer, cellular

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telephone, pager, and all other business equipment provided for her use by the
Company, and (ii) all originals and all copies of documents, notes, computer discs, tapes or other tangible information of any sort which she has in her possession or under her custody or control that are the property of the Company or any of its direct or indirect subsidiaries or that relate in any manner to her duties at the Company or Supply, which are not otherwise available to the public, and will not retain any copies of such materials. The materials required to be returned pursuant to clause (ii) of this paragraph 4(a) shall not include personal correspondence that does not relate directly or indirectly to the Company, its direct or indirect subsidiaries or any of its or their businesses.

          (b) Notwithstanding anything to the contrary contained in paragraph 4(a) hereof, the Company and Supply hereby agree that Executive shall be entitled to retain the year 2000 model XJ8-L Jaguar automobile currently leased on her behalf by the Company for the remainder of the term of, and in accordance with the provisions of, the automobile lease, which expires on September 23, 2003 (the "AUTO LEASE"). A copy of the Auto Lease is attached hereto. Prior to the End Date, Company and Supply shall cooperate with Executive in endeavoring to assign the Auto Lease to Executive with an accompanying release of Company and Supply of any obligation with respect thereto. Executive shall pay any cost associated with such assignment. If such assignment of the Auto Lease occurs, upon the assignment, Company shall pay to Jaguar Credit, the lease holder on the Auto Lease, a sum equal to the remaining lease payments (which, as of August 8, 2001, is $26,650.00). If such Auto Lease is not or cannot be so assigned, and in any event prior to any such assignment, Executive agrees that she will maintain the automobile, including its mechanical systems, in good condition, in accordance with the requirements of the Auto Lease, and that she will be responsible for any fees and expenses incurred in connection with such maintenance. Executive will return such automobile not later than September 23, 2003 in good repair and condition, as required by the Auto Lease. To the extent that the Company or Supply is required to make any payments to the lessor (other than any standard return charge or any arrearage in lease payments) as a result of the automobile not having been maintained or otherwise kept in satisfactory mechanical or physical condition or having been delivered after the required delivery date (in each case in accordance with the terms of the Auto Lease), Executive will reimburse the Company or Supply, as appropriate, in the full amount of such payments. Executive agrees that she will maintain in full force and effect, with an insurance company reasonably acceptable to the Company (and naming the Company and/or Supply, as requested by the Company, as an additional insured), property and casualty insurance covering the automobile in amounts, with coverages, and with named insureds, at a minimum sufficient to satisfy the requirements of the Auto Lease and as reasonably requested by the Company. Executive shall provide written evidence to the Company of such insurance coverage prior to the End Date. Furthermore, Executive shall provide written evidence to the Company of renewal of such insurance coverage not later than 30 days prior to the date upon which any existing coverage will lapse. Executive hereby agrees to fully indemnify, defend, and hold harmless the Company and Supply in the event there is any claim, charge, or action against the Company and/or Supply, or any

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of its affiliates, or any payment must be made by any of them as a result of her use, maintenance, control or operation of the automobile.

     5. WITHHOLDING: The payments and benefits set forth in paragraphs 2, 3 and 4 shall be subject to applicable federal, state and local withholding (including Social Security and like employment taxes) and other amounts required to be withheld by applicable law and to any withholding that would be applicable were Executive an employee of the Company. Executive agrees that, to the extent that any individual federal or state taxes of any kind may be due as a result of any such payment to Executive, Executive shall be solely responsible for such taxes and will indemnify, defend, and hold harmless the Company and Supply in the event there is any claim against the Company and/or Supply for such taxes.

     6. GENERAL RELEASE AND COVENANT NOT TO SUE:

        (a) Each of the Executive and Spouse on behalf of herself and himself and her and his respective heirs, executors, administrators, attorneys, receivers, successors and assigns ("EXECUTIVE PARTIES") hereby irrevocably and unconditionally generally releases and forever discharges the Company and its respective parents, subsidiaries, affiliates, successors and assigns and their respective past, present and future officers, directors, employees, agents, representatives, shareholders, insurers, principals, lenders and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, the "COMPANY PARTIES"), from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of the Executive Parties ever had, now has or may have, for or by reason of any matter, cause or thing (collectively, the "EXECUTIVE CLAIMS") arising directly or indirectly pursuant to or out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Agreement, including but not limited to Executive's employment with or service as an officer of the Company or any other Company Party, the performance of services for the Company or any other Company Party or the termination of such employment or services and including, without limitation, any rights and/or Executive Claims (i) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Employment Agreement or the Deferred Stock Unit Award Agreement; (ii) for wrongful discharge, termination of employment, breach of contract (whether oral or written), tort, fraud, defamation, disparagement, damage to personal or professional reputation, misrepresentation, intentional or negligent infliction of emotional distress, negligence or estoppel; (iii) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship or that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, and (iv) for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs,

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wages or injunctive or equitable relief. Without limiting the generality of the foregoing, the release contained in this paragraph 6 applies to any rights or claims that Executive or Spouse has or may have to commence or maintain a charge or action alleging discrimination under any federal, state or local statute (whether before a court or an administrative agency), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Illinois Human Rights Act and the Cook County Human Rights Ordinance, all as amended from time to time. The release contained in this paragraph 6 shall not apply to any rights or claims that the Executive may have under this Agreement, including Executive's contractual rights to the Restricted Shares.

          (b) NO LITIGATION. Each of the Executive and Spouse on behalf of herself and himself, respectively, and the Executive Parties represents and warrants that neither she, he nor any of the Executive Parties has made, asserted, filed, prosecuted, commenced, maintained, instituted (or sponsored or purposely facilitated any person in connection with the foregoing) any complaint, claim, charge, demand, action or proceeding of any kind, including, without limitation, any equitable or administrative proceeding, against any Company Party and each of she and he on behalf of herself and himself and the Executive Parties agrees not to make, assert, file, prosecute, commence, maintain, institute (or sponsor or purposely facilitate any person in connection with the foregoing) any complaint, claim, charge, demand, action or proceeding of any kind, including, without limitation, any equitable or administrative proceeding, against any Company Party with respect to any matter at any time which would be covered by this paragraph 6. Executive represents that no person or entity has initiated, or to the extent within her control will initiate, any complaint, claim, charge, demand, action or proceeding of any kind against any Company Party with respect to any matter at any time which would be covered by this paragraph 6. Executive and Spouse on behalf of herself and himself, respectively, and the Executive Parties represent that she, he and the Executive Parties have not directly or indirectly transferred or assigned any rights or causes of action against the Company Parties.

          (c) The Company, on its own behalf and on behalf of its subsidiaries, hereby generally releases and forever discharges the Executive Parties from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the End Date, including but not limited to the Executive's employment by the Company or Supply or her services as an officer or employee of the Company or its direct or indirect subsidiaries; provided, however, that such general release will not limit or release (i) the Company's or Supply's rights under this Agreement or (ii) the Company's or Supply's

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rights against Executive with respect to any fraudulent or criminal activity.
The Company, on behalf of itself and its subsidiaries, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing) any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Executive Parties in connection with any matter released in this paragraph 6, and represents and warrants that no other person or entity has initiated or will initiate any such proceeding on their behalf.

     7. NON-DISPARAGEMENT: (a) Executive and Spouse shall not, directly or indirectly, make or cause to be made and shall cause the officers, directors, employees, agents and representatives of any entity or person controlled by Executive or Spouse not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity, including members of the investment community, press, suppliers, customers, competitors, shareholders and advisors (including, without limitation, accounting firms, executive search firms, counsel to the Company and like advisors) to the Company or Supply, about the Company, Supply, its or their respective parents, subsidiaries or affiliates, its or their respective officers, employees, or members of its or their Boards of Directors (whether or not any of such officers, employees or directors remain in any of such rolls), or the business strategy or plans, policies, practices or operations of the Company or Supply, or of its or their respective parents, subsidiaries or affiliates. Executive acknowledges and agrees that she will not affirmatively initiate any written or oral contacts with investors, customers or suppliers unless expressly requested to do so by an executive officer of the Company. Furthermore, Executive agrees that if she is contacted by any investor, customer or supplier of the Company or Supply, she will reply to any such contact in good faith in accordance with the terms of Section 7(a) and only acting in the best interest of the Company and its subsidiaries.

          (b) The Company and Supply shall not, directly or indirectly, make or cause to be made and shall cause the officers, directors, employees, agents and representatives of any entity or person controlled by the Company or Supply not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity about the Executive. In addition, the Company and Supply agree that , upon request, they shall cause their respective officers, directors and employees to provide references to potential employers on behalf of the Executive that are not disparaging, denigrating, derogatory, negative or false.

          (c) Nothing contained in this paragraph 7 shall prevent any party from responding truthfully to any question posed in a valid legal, regulatory or administrative proceeding.

     8. STANDSTILL: Executive agrees that, for a period of two years from the date of this Agreement, neither Executive, Spouse nor any of Executive's or Spouse's

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affiliates will (or will cause or assist others to), without the prior written consent of the Company or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, more than 1.0% of the voting securities or direct or indirect rights to acquire more than 1.0% of the voting securities of and issued by, the Company or any direct or indirect parent or subsidiary hereof, or of any Successor (as defined below), or any assets of the Company or any parent or direct or indirect subsidiary or division thereof or of any such Successor, which may be outstanding on the date hereof or subsequently issued during such two year period; (ii) make or any in way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company (or any parent or direct or indirect subsidiary thereof); (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company (or any parent or direct or indirect subsidiary thereof) or its (or their) securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (v) otherwise act, alone or in concert with others, to seek control of or influence the management, Board of Directors or policies of the Company (or any parent or direct or indirect subsidiary thereof); (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) advise, assist or encourage any other persons in connection with any of the foregoing, or (viii) contact, discuss with, make comments to or otherwise provide information to, any analysts, significant stockholders, reporters or other members of the media respecting the Company (or its parents or direct or indirect subsidiaries), or its (or their) plans. Executive and Spouse also agree during such period not to request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or take any action which might require the Company to make a public announcement regarding the possibility of an extraordinary transaction involving the Company or its securities or assets. Notwithstanding the foregoing, Executive and Spouse shall be entitled to receive and own all securities distributed in respect of, or issued in exchange for, any voting securities owned by them which were not acquired in violation of this Agreement. As used herein, "SUCCESSOR" shall mean any entity which in a transaction succeeds to substantially all of the Company's assets or which acquires substantially all of its stock so long as, in either case, holders of a majority of the Company's voting securities immediately prior to such transaction beneficially own a majority of the voting securities of such entity immediately hereafter.

     9. CONFIDENTIAL INFORMATION AND PROPRIETARY MATERIAL.

        (a) Executive acknowledges the Company's exclusive ownership of all information useful in the business of the Company, its parents, subsidiaries or affiliates (collectively "UNITED") (including dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is

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not generally known to persons engaged in businesses similar to those conducted by United, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Executive as a consequence of her employment by the Company (including information conceived, discovered or developed by Executive during her employment with the Company) (collectively, "CONFIDENTIAL INFORMATION"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

               (i) The identity, purchase and payment patterns of, and special relations with, the customers of United;

               (ii) The identity, net prices and credit terms of, and special relations with, the suppliers of United;

               (iii) The inventory selection and management techniques of United;

               (iv)  The product development and marketing plans of United;

               (v)   The strategic business plans of United; and

               (vi) The finances of United, except to the extent publicly disclosed.

          (b) The term "PROPRIETARY MATERIALS" shall mean all business records, documents, drawings, writings, software, programs, information regarding employees and other tangible things which were or are created or received by or for United in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases, market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Executive or with Executive's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

          (c) Executive acknowledges that the Proprietary Materials have or will cost United a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Executive, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials.

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Executive further acknowledges that Confidential Information and Proprietary
Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. Executive shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to United, which Executive conceives, makes or develops during her employment (whether or not during working hours or with use or assistance of Company facilities, materials or personnel), and which either (i) relate to or arise out of any part of United's business in which Executive participates, or (ii) incorporate or make us of Confidential Information or Proprietary Materials (all items referred to in this paragraph 9(c) being sometimes collectively referred to herein as the "INTELLECTUAL PROPERTY"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment, Executive (or after Executive's death, Executive's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect United's ownership rights and Intellectual Property.

          (d) Executive shall, except as may be required by law, during the term of this Agreement, and thereafter for the longest time permitted by applicable law:

               (i) Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

               (ii) Use Confidential Information and Proprietary Materials only in furtherance of United's business, and pursuant to the Company's directions.

               (iii) Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

               (iv) Not copy all or any part of Proprietary Materials, other than in the course of carrying out Executive's duties and responsibilities under this Agreement.

               (v) Not sell, give, loan or otherwise transfer any copy of all or any part of the Proprietary Materials to any person who is not an employee of the Company, other than in the course of carrying out Executive's duties and responsibilities under this Agreement.

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               (vi)  Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, other than in the course of carrying out Executive's duties and responsibilities under this Agreement, all or any part of Confidential Information or Proprietary Materials.

               (vii) Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

          Upon the termination of Executive's employment for whatever reason, Executive (or in the event of death, Executive's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Executive or others, which are then in Executive's possession or control. Records of payments made by the Company to or for the benefit of Executive, Executive's copy of this Agreement and other such things, lawfully possessed by Executive to the extent relating solely to taxes payable by Executive, employee benefits due to Executive or the terms of Executive's employment with the Company, shall not be deemed Proprietary Materials for purposes of this paragraph 9.

     10. NON-COMPETITION AND NONSOLICITATION.

         (a) During the term of this Agreement, and during the two (2) year period following the End Date, Executive shall not, in any way, direct or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with, or otherwise advise or assist or be connected with, or directly or indirectly own or have any other interest in or right with respect to (other than through ownership or not more than one percent (1%) of the outstanding shares of a corporation's stock which is listed on a national securities exchange), any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler or retailer of office products having annual sales in excess of one million dollars ($1,000,000) or any other business in which United, prior to the End Date, may be actively involved or have plans to become actively involved. The Company shall not unreasonably withhold its consent to a request by Executive for a waiver from the strict application of this paragraph 10(a) with respect to a specific employment or engagement of, or a specific acquisition of an interest by, Executive. The Company shall not deemed to have unreasonably withheld its consent, if the Company determines that such employment, engagement, or acquisition would have a competitive effect on the Company.

         (b) Notwithstanding paragraph 10(a), following the End Date, Executive may be engaged by any company whose principal business is the manufacture or resale of office products.

         (c) During the term of this Agreement, and during the two-year period following the End Date, Executive shall not at any time, (A) directly or indirectly, solicit

(i) any client or customer of United with whom she had contact while employed by the Company for the purpose of causing such client or customer to change its business relationship with United; provided, however, nothing herein is intended nor should such be construed as precluding Executive from responding to unsolicited client or customer inquiries at any time, or (ii) except for receiving and following up on publicly placed employment advertisements, any employee of United for the purpose of causing such employee to terminate employment with United or (B) hire or employ, or encourage any person affiliated (by means of employment, partnership, ownership or otherwise) with the Executive to hire or employ, any person who is employed by the Company, Supply or any of their subsidiaries; PROVIDED HOWEVER, that the foregoing limitation will not apply to employees of the Company, Supply or any of their subsidiaries who terminated their employment from the Company, Supply or any of their subsidiaries before July 30, 2001. .

         (d) Executive recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed unreasonable by a court having jurisdiction of the matter and parties, Executive hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

     11. COOPERATION: Executive agrees to cooperate with the Company as reasonably directed by the Company by responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with the Company and its accountants and legal counsel with respect to business issues, and/or claims and litigation of which she has personal or corporate knowledge. Executive further agrees, except as required by subpoena or other applicable legal process (after the Company has been given reasonable notice and opportunity to seek relief from such requirement) to maintain, in strict confidence, any information of which she has knowledge regarding current and/or future claims, administrative proceedings and litigation. Executive agrees, except as required by subpoena or other applicable legal process (after the Company has been given reasonable notice and opportunity to seek relief from such requirement) not to communicate with any party(ies), their legal counsel or others adverse to the Company, Supply and/or any of their direct or indirect subsidiaries in any such claims, administrative proceedings or litigation except through the Company's designated legal counsel. Executive also shall make herself available at reasonable times and upon reasonable notice to answer questions or provide other information within her possession and requested by the Company relating to the Company, its subsidiaries and/or their respective operations in order to facilitate the smooth transition of Executive's duties to her successor. The Company shall reimburse Executive for any documented out-of-pocket expenses, including but not limited to reasonable legal fees, reasonably incurred by Executive in complying with this paragraph 11. To the extent Executive's services are required pursuant to this paragraph for any extended period, the Company will pay to Executive a per diem amount calculated based on Executive's annual base salary in effect immediately prior to the Agreement Termination Date.

     12. MAIL: The Company may open and answer, and authorize others to open and answer, all mail, communications, and other correspondence addressed to Executive at the Company, Supply or any of their respective direct or indirect subsidiaries (excluding any such mail, communications or correspondence clearly marked "personal" or "confidential" or "personal and confidential"), and Executive shall promptly refer to the Company all inquiries, mail, communications, and correspondence received by her relating to the Company, Supply or any of their respective direct or indirect subsidiaries or to Executive's employment with the Company, Supply or any of their respective direct or indirect subsidiaries. If any such mail, communications or correspondence received by the Company includes any threat of any claim against Executive personally, the Company shall promptly notify Executive thereof.

     13. NOTICES: Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board of Directors, the Company and Supply at the Company's then principal office, or to the Executive at the address set forth on the signature page hereof, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this paragraph 13. Notices shall be deemed given when received.

     14. CERTAIN ACKNOWLEDGMENTS: Executive and Spouse acknowledge that before entering into this Agreement they have had the opportunity to consult with any attorney or other advisor of their choice, and have done so, and have not relied in connection therewith on legal counsel for the Company. Executive and Spouse acknowledge that they have entered into this Agreement of their own free will, and that no promises or representations have been made to them by any person to induce them to enter into this Agreement other than the terms expressly set forth herein.

     15. REPRESENTATIONS BY THE COMPANY AND SUPPLY: Each of the Company and Supply represents and warrants to Executive that (i) it has the corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder; (ii) the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company or Supply, as appropriate; and (iii) this Agreement is a valid and binding obligation of each of the Company and Supply, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally.

     16. PRIOR AGREEMENTS: This Agreement replaces the whole of all agreements and understandings of any sort or character between the parties concerning the subject matter of this Agreement and any other dealings between the parties, and supersedes all prior negotiations, discussions, or agreements of any sort whatsoever relating to the subject matter hereof, or any claims that might have ever been made by one party against any opposing party to this Agreement. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement. Further, except as expressly set forth herein, all prior employment contracts, agreements concerning equity of the Company, and other agreements, if any, between the parties are superseded by this Agreement. THERE ARE NO UNWRITTEN, ORAL, OR VERBAL UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS OF ANY SORT WHATSOEVER, IT BEING STIPULATED THAT THE RIGHTS OF THE PARTIES SHALL BE GOVERNED EXCLUSIVELY BY THIS AGREEMENT.

     17. MODIFICATION: This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     18. MATERIAL BREACH. Without limiting any rights on the part of the Company and/or Supply with respect to the breach by Executive of any other provision of this Agreement, any breach on the part of Executive and/or Spouse, if applicable, of any provision of paragraphs 6, 7, 8, 9 or 10 entitles the Company and/or Supply to pursue any relief to which the Company and/or Supply may be entitled.

     19. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

     20. SUCCESSORS AND ASSIGNS: All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or the laws of descent or distribution.

     21. SEVERABILITY: All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

     22. INDEMNIFICATION: Executive and Spouse agree, warrant, and represent to the Company and Supply that Executive and Spouse have full express authority to settle all claims and demands that are the subject of this Agreement and that neither Executive nor Spouse has given or made any assignment to anyone, including Executive's or Spouse's family or legal counsel of any claims against any person or entity associated with the Company or any Company Parties. To the extent that any claim related to this Agreement may be brought by persons or entities claiming by, through, or under Executive, Spouse, their respective heirs, successors, or assigns, then Executive and Spouse further agree to indemnify, defend, and hold harmless the Company or any Company Party, its agents and its successors from any lawsuit, judgment, or settlement arising from such claims. Executive and Spouse further hereby assign to the Company all claims and causes of action covered by paragraph 6. Notwithstanding the foregoing, Executive shall be entitled to the benefits of the Company's Certificate of Incorporation and any applicable directors' and officers' insurance policy to the extent that such Certificate of Incorporation or policy covers acts or omissions on behalf of the Company or any of its subsidiaries in the Executive's capacity as an officer of the Company during any period covered hereby while Executive was an officer of the Company and for which Executive would be entitled to such indemnification or insurance coverage in accordance with the terms hereof or applicable law. Executive will be entitled to be covered by the Company's directors' and officers' insurance policies as they are in effect for actions or omissions through the End Date.

     23. INJUNCTION: Executive and Spouse hereby expressly acknowledge that any breach or threatened breach by either of them of any of their obligations set forth in paragraph 7 (Non-Disparagement), or any breach or threatened breach by Executive of paragraphs 6, 8, 9 or 10, may result in significant and continuing injury and irreparable harm to the Company and Supply, the monetary value of which would be impossible to establish. Additionally, the Company hereby expressly acknowledges that any breach or threatened breach by the Company of any of its obligations under paragraph 7 (Non-Disparagement) may result in significant and continuing injury and irreparable harm to the Executive, the monetary value of which would be impossible to establish. Therefore, Executive and Spouse agree that the Company and Supply shall be entitled to injunctive relief in a court of appropriate jurisdiction with respect to such provisions, and the Company agrees that Executive shall be entitled to injunctive relief in a court of appropriate jurisdiction with respect to such provision, in each case as applicable. Attorneys' fees with respect to any action seeking injunctive relief shall be paid by the party against whom such relief is sought (if such action is successful) or by the party seeking such relief (if such action is unsuccessful). Executive and Spouse further agree that this provision is a material inducement to the Company and Supply entering into this Agreement. The Company and Supply further agree that this provision is a material inducement to Executive and Spouse entering into this Agreement.

     24. FACILITY OF PAYMENT: All cash payments to be made by the Company to or on behalf of Executive hereunder shall be an obligation of and made by Supply.

     25. CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to principles of conflict of laws).

     26. NO RIGHT TO ADDITIONAL COMPENSATION: Except as expressly provided in this Agreement, neither the Company, Supply or any of their respective predecessors, successors, assigns or affiliates shall have any further obligation to Executive or Spouse in connection with the Employment Agreement or Executive's employment by the Company, Supply or any of their respective direct or indirect subsidiaries, including but not limited to severance, compensation (including but not limited to deferred compensation, employment contracts, stock options, bonuses and commissions), health insurance, life insurance, disability insurance, club dues, vehicle allowances, vacation pay, sick pay and any similar obligations.

     27. NO ADMISSION: The parties agree that by entering into this Agreement, no party admits to having engaged in any unlawful, wrongful or unconscionable conduct, any such conduct being expressly denied.

     28. CONSTRUCTION: The parties agree that this Agreement was negotiated by the parties and shall not be construed against any party.

     29. PUBLIC ANNOUNCEMENT: The parties hereto agree that Executive shall be given prior notice of press releases or other public statements regarding the Executive's termination of employment with the Company and Supply and a commercially reasonable opportunity to review and comment on such statement; PROVIDED, HOWEVER, that nothing in this paragraph 29 shall limit the Company's and Supply's ability to issue any press release or public statement deemed in good faith by the Board of Directors of the Company necessary to comply with applicable law or the rules or regulations of any national stock exchange or interdealer quotation system on which the securities of the Company and/or Supply are then listed or traded. Each of the Company and Supply and Executive and Spouse agree not to publicly disclose this Agreement or the terms thereof without the written consent of the other parties, as applicable; provided, however, that this provision shall not prohibit or limit disclosure pursuant to applicable securities laws or regulations, the rules of any securities exchange on which the company stock is listed or in response to valid legal or regulatory process.

            [The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the Company and Supply have caused this Agreement to be executed in their respective corporate names by an officer hereof hereunto duly authorized, and Executive and Spouse have hereunto set their hands, as of the day and year first above written.

                                            UNITED STATIONERS INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            UNITED STATIONERS SUPPLY CO.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:



                                            ------------------------------------
                                            Eileen A. Kamerick
                                            Address:
                                                    ----------------------------

                                            ------------------------------------

                                            ------------------------------------



                                            ------------------------------------
                                            Victor J. Heckler